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As filed with the Securities and Exchange Commission on December 14, 2000

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

click2learn.com, inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction ofincorporation or organization)	91-1276003 (I.R.S. Employer Identification Number)

110-110th Avenue NE
Bellevue, Washington 98004
(425) 462-0501
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

John D. Atherly
Vice President, Finance and Administration and Chief Financial Officer
click2learn.com, inc.
110-110th Avenue NE
Bellevue, Washington 98004
(425) 462-0501
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
 Scott L. Gelband
Daniel F. Vaughn
Perkins Coie LLP
505 Fifth Avenue South, Suite 620
Seattle, Washington 98104-3846
(206) 287-3505

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price(2)	Proposed Maximum Per Share Offering Price(2)	Amount of Registration Fee

Common Stock, $.01 par value	410,678 shares	$4,928,136	$12.00	$1,302

Common Stock, $.01 par value, issuable upon exercise of warrants	381,516 shares	$4,578,192	$12.00	$1,209

Total	792,194 shares	$9,506,328	$12.00	$2,511

(1)
All 792,194 shares registered pursuant to this registration statement are to be offered by the selling stockholder. Pursuant to Rule 416, this registration statement also covers such number of additional shares of common stock to prevent dilution resulting from stock splits, stock dividends and similar transactions pursuant to the terms of the warrants referenced above.
(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 on the basis of the average of the high and low selling prices of the Common Stock on December 12, 2000, as reported on the Nasdaq National Market.

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 14, 2000

792,194 Shares

click2learn.com, inc.

Common Stock

    All of the 792,194 shares of common stock of click2learn.com, inc. are being sold by Marshall Capital Management, Inc. We will not receive any proceeds from the sale of shares offered by the selling stockholder.

    The selling stockholder may sell the shares from time to time on the Nasdaq National Market at the prevailing market price or in negotiated transactions.

    Our common stock is traded on the Nasdaq National Market under the symbol "CLKS". On December 13, 2000, the last reported sale price of our common stock was $12.375 per share.

    Investing in the common stock involves a high degree of risk. See "Risk Factors" beginning on page 5.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December  , 2000.

FORWARD-LOOKING STATEMENTS

    This prospectus includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. This Act provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. All statements other than statements of historical fact we make in this prospectus or in any document incorporated by reference are forward-looking. In particular, the statements herein regarding industry prospects and our future results of operations or financial position are forward-looking statements. Forward-looking statements reflect our current expectations and are inherently uncertain. Our actual results may differ significantly from our expectations. The section entitled "Risk Factors" that appears in this prospectus describes some, but not all, of the factors that could cause these differences.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

    We file reports, proxy statements and other information with the SEC. You may read any document we file at the SEC's public reference rooms in Washington, D.C., Chicago, Illinois and New York, New York. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference rooms. You may also read our filings at the SEC's Web site at http://www.sec.gov.

    We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933. This prospectus does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC's public reference facilities or web site. Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

    The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is part of this prospectus, and any later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any additional documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is terminated:

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  Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999

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  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000

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  Our Current Reports on Form 8-K dated June 22, 2000 and December 12, 2000

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  The description of the common stock in our Registration Statement on Form 8-A filed on May 19, 1998, under Section 12(g) of the Exchange Act.

    You may obtain these documents free of charge by contacting our corporate secretary at our principal offices, which are located at 110-110thAvenue, N.E., Bellevue, Washington, 98004, Attention: Investor Relations, or by calling (425) 462-0501.

    You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. The selling stockholder is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

click2learn.com, inc.

    We provide full service e-learning solutions to a wide variety of businesses, government agencies and educational institutions. Our solutions include our e-learning network, a powerful outsourced platform for e-learning we deliver as an application service provider (ASP), and a comprehensive e-learning solution designed for implementation on a customer's internal information systems.

    Our e-learning network includes an e-learning marketplace that gives organizations access to thousands of leading third party e-learning courses and allows them to publish and distribute their own custom e-learning courses or other educational materials through the use of our browser-based authoring and publishing tools. In addition to the e-learning marketplace, the e-learning network provides customers with secure custom-configured e-learning sites we host as an ASP. These custom-configured web sites provide organizations secure delivery and management of training for employees, suppliers, distributors and customers. In addition, through our e-learning network's support for e-commerce transactions, customers can develop an additional revenue source by selling their proprietary training materials as well as content from the e-learning marketplace through their configured sites. The e-learning network was formally launched in the third quarter of 1999.

    In addition to our ASP solution, we provide internally-implemented enterprise e-learning solutions based on Ingenium, a learning management and skills assessment system that enables customers to deploy and manage all aspects of their learning activities and to assess the skills and learning needs of their employees. The Ingenium system supports the management and delivery of multiple types of learning activities within an organization including instructor-led training, training delivered on CD-ROM or e-learning courses delivered over an organization's intranet. The Ingenium system also allows an organization to closely match and track all employees' readiness to perform their job functions based on the analysis of the skills required to accomplish any tasks.

    Our e-learning solutions are supported by one of the industry's largest professional services groups, including custom content development, strategic consulting and integration services, and by our e-learning authoring products, featuring ToolBook II Instructor (for professional developers) and ToolBook II Assistant (for subject matter experts).

    We were originally incorporated under the name Asymetrix Corporation in the State of Washington in 1984. We reincorporated in Delaware under the name Asymetrix Learning Systems, Inc. in 1998 and changed our name to click2learn.com, inc. in 1999. Our executive offices are located at 110-110th Avenue, NE, Bellevue, Washington 98004. Our telephone number at this location is (425) 462-0501. Our web site is located at http://www.click2learn.com. Information contained in our web sites is not part of this prospectus.

RISK FACTORS

    You should consider carefully the risks described below before purchasing our common stock. The risks described below are not the only ones that we may face. If any of the events underlying the risk factors actually occur, our business, financial condition and results of operations could be materially and adversely affected. In such case, the trading price of our common stock could decline and you could lose part or all of your investment.

Risks Related to Our Business

We have a limited operating history in our current markets, which makes it difficult to predict our future performance.

    Our limited operating history in our current markets makes it difficult to predict our future performance and does not provide investors with a meaningful basis for evaluating an investment in our common stock. From our inception until early 1995, we were engaged in various research and development activities and in developing and marketing multimedia authoring products, database and Internet tools, web publishing products and other ancillary products, most of which we do not currently sell. In 1995, we began to focus our development and marketing efforts on products and services for the enterprise learning market. We announced the click2learn e-learning network in July 1999, and prior to that time we had not hosted, operated or managed e-commerce web sites. Accordingly, we have a limited operating history on which to evaluate our current business and future prospects.

We have a history of losses and anticipate continued losses in the future.

    We incurred net losses of approximately $5.16 million in 1998 and $10.01 million in 1999. As of September 30, 2000, our accumulated deficit was $187.56 million. We have not achieved profitability and expect to continue to incur operating losses for the foreseeable future. Despite recent efforts with respect to our e-learning network, we expect to derive most of our revenues for at least the next twelve months from our e-learning software products and services. Revenues from these sales may decline in the future, and we expect to make significant operating and capital expenditures in connection with our network that exceed these revenues. Even if we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis.

We face risks encountered by early-stage companies in Internet-related business and may be unsuccessful in addressing these risks.

    We face risks frequently encountered by early-stage companies in new and rapidly evolving markets. Specific risks we face relate to the demand for e-learning products and services, and broad and timely acceptance of our e-learning network. We may fail to adequately address these risks, and as a consequence our business may suffer. To address these risks, we must:

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  successfully introduce, build and attract user traffic to our e-learning network;

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  establish e-learning sites for our customers and generate revenues from such e-learning sites;

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  continue to establish relationships with leading providers of learning content to sell that content through our e-learning network; and

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  address and establish new technologies and technology standards.

The market for e-learning products and services is in the early stages of development, and may not grow to a sufficient size or at sufficient rate to sustain our business.

    The e-learning market is in the early stages of development, and may not grow to a sufficient size or at sufficient rate for our business to succeed. Corporate training and education historically has been conducted primarily through classroom instruction and traditionally has been performed by a company's internal personnel. Although technology-based training applications have been available for several years, they currently account for only a small portion of the overall training market. Accordingly, our success will depend on the extent to which companies migrate from traditional training methods to technology-based solutions and use the Internet in connection with their training activities. In addition, our success will depend upon the extent to which companies utilize the products or services of third-party providers and whether companies adopt hosted solutions delivered over the Internet, including e-learning sites hosted by third parties, such as those on our e-learning network.

    Many companies that have already invested substantial resources in traditional training methods may be reluctant to adopt a new strategy that may limit or compete with their existing investments. Even if companies implement technology-based training or e-learning solutions, they may still choose to design, develop, deliver or manage all or a part of their education and training internally. If technology-based learning and the use of the Internet for learning do not become widespread, or if companies do not use the products and services of third parties to develop, deliver or manage their training needs, then our e-learning products and services may not achieve commercial success.

Our pricing, expense and revenue model is unproven, and may not yield results sufficient for our business to succeed.

    The pricing, expense and revenue model for our e-learning network has not been broadly tested in the marketplace, and may not yield results sufficient for our business to succeed. If the pricing, expense and revenue model is not acceptable to users, customers, or content providers, our e-learning network may not be commercially successful. This would seriously harm our business, particularly if we experience a decline in the growth of revenues from our enterprise products and services.

Our quarterly operating results are uncertain and may fluctuate significantly, which could negatively affect the value of your investment.

    Our operating results have varied significantly from quarter to quarter and are likely to continue to fluctuate as a result of a variety of factors, many of which we cannot control. Factors that may adversely affect our quarterly operating results include:

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  the size and timing of product orders and the timing and execution of professional services engagements;

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  the mix of revenue from products and services;

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  the mix of products sold;

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  the ability to meet client project milestones;

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  the market acceptance of our products and services;

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  our ability to develop and market new or enhanced products and services in a timely manner and the market acceptance of these products and services;

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  the timing of revenues and expenses relating to our network;

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  recognition of impairment of existing assets; and

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  the timing of revenue recognition.

    Our future revenues are difficult to predict and we may not be able to adjust spending in response to revenue shortfalls. Our limited operating history under our current business model, including our e-learning network, possible acquisitions and the emerging nature of the market, make prediction of future revenue and expenses difficult. Expense levels are based, in part, on expectations as to future revenue and to a large extent are fixed in the short term. To the extent we are unable to predict future revenue accurately, we may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall.

An increase in the traffic or content on our e-learning network may strain our systems, and our systems are vulnerable to other technical malfunction.

    The systems that support our e-learning network may be unable to accommodate an increased volume of traffic or additional content. As a result our e-learning network may experience slower response times or other problems. In addition, we depend on Internet service providers, telecommunications companies and the efficient operation of their computer networks and other computer equipment for the operation of our e-learning network. Each of these has experienced significant outages in the past and could experience outages, delays and other difficulties due to system failures unrelated to our systems. Any delays in response time or performance problems could cause users to perceive our e-learning network as not functioning properly and therefore not use it for their training needs.

We face intense competition from other e-learning providers and may be unable to compete successfully.

    The e-learning market is highly fragmented and competitive, with no single firm accounting for a dominant market share. Our competitors vary in size, scope and the breadth of products and services offered. We face competition from:

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  other companies focused on using the Internet to provide learning and education such as SmartForce and DigitalThink, as well developers or resellers of training content who make their content available over the Internet;

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  many small, regional e-learning and technology-based training services businesses;

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  large professional consulting firms and in-house training departments;

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  other developers of learning management systems, such as Saba and Docent, as well as publishers of e-learning courses that sell management systems with their titles; and

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  developers of web authoring tools.

    Many of our existing and potential competitors have longer operating histories and significantly greater financial, technical, marketing and other resources and therefore may be able to respond more quickly to new or changing opportunities, technologies, standards and customer requirements. Many of these competitors also have broader and more established distribution channels that may be used to establish strategic alliances or deliver competing products or services directly to customers. If these competitors were to bundle competing products or services with the products and services of their strategic partners, the demand for our products and services might be substantially reduced and our ability to market and sell products and services successfully may be substantially diminished. In addition, the existence or announcement of strategic relationships involving our competitors could adversely affect our ability to attract and retain customers.

    Because of the lack of significant barriers to entry in the e-learning market, new competitors are likely to enter this market in the future. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share. We cannot assure you that we will be able to contend effectively with such increased competition.

Acquisitions or investments may drain capital and equity resources, divert management's attention or otherwise harm our business.

    In the future we may acquire or make investments in other businesses or products and technologies. Such acquisitions or investments may require that we pay significant cash, issue stock or incur substantial debt. In addition, such acquisitions or investments may require significant managerial attention, which may be diverted from our other operations. These capital, equity and managerial commitments may impair the operation of our business. Furthermore, acquired businesses may not be effectively integrated, may be unable to maintain key pre-acquisition business relationships, may contribute to increased fixed costs and may expose us to unanticipated liabilities.

International expansion may impose substantial burdens on our resources, divert management's attention or otherwise harm our business.

    Our current and planned expansion into international markets will require extensive management attention and resources. In addition, we will need to rely extensively on third parties in foreign countries to help conduct our international operations, coordinate with foreign Web sites and conduct sales and marketing efforts. Our success in international markets consequently will depend to a large degree on the success of these third parties, over whom we have little control. If they are unwilling or unable to dedicate sufficient resources to our relationships, our international operations will suffer. Furthermore, our efforts abroad are subject to a number of additional risks inherent in international operations, including:

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  difficulties and costs of staffing and managing foreign offices;

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  different learning styles and cultures;

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  numerous and potentially conflicting regulatory requirements;

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  export controls, import tariffs and other barriers to trade;

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  reduced protection of intellectual property rights;

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  regional political and economic instability; and

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  fluctuations in currency exchange rates.

The loss of the services of our senior executives and key personnel would likely cause our business to suffer.

    Our success depends to a significant degree on the performance of the senior management team and other key employees. The loss of any of these individuals could harm our business. We do not have employment agreements with most of our executives or other key employees, and we do not maintain key person life insurance for any officers or key employees.

    Our success also depends on our ability to attract, integrate, motivate and retain additional highly skilled technical, sales and marketing, and professional services personnel. Competition for qualified personnel in the Internet and technology industries is intense. To the extent we are unable to attract and retain a sufficient number of additional skilled personnel, our business will suffer.

We face the risk of liability for failures to meet unique customer requirements, and the risk of cost overruns on fixed-price projects.

    The failure or inability to meet a customer's unique expectations or requirements in the performance of services could impair our reputation or result in a claim for damages, regardless of our responsibility for the failure. Although generally we attempt to limit contractually our liability for damages arising from product defects and other mistakes in rendering professional services, these contractual protections are not always obtained and may not be enforced or otherwise may not protect us from liability. Our insurance may not be sufficient to cover any of these claims.

    In addition, many of our professional services projects are performed on a fixed-price basis rather than on a time and materials basis. If we do not accurately predict the costs of these projects, we could incur unexpected costs. If we do not complete fixed-price engagements within budget, on time and to clients' satisfaction, we bear the risk of cost overruns.

Our software may contain defects or otherwise perform improperly.

    Software products frequently contain errors or failures, especially when first introduced or when new versions are released. In the past, we have discovered errors in our products and those of third parties after their initial release. Because our enterprise e-learning products are complex software packages targeted at enterprise customers in an emerging market, customers and potential customers may have a greater sensitivity to product defects or product integration than the market for software products generally. Product defects could result in loss of revenue or delay in market acceptance, diversion of development resources, damage to our reputation, or increased service and warranty costs.

We depend heavily on third-party technology, the loss of which could materially harm our business.

    We use licensed third-party technology in our products and in our e-learning network and we license content from third parties. Future licenses to this technology and content may not be available to us on commercially reasonable terms, or at all. The loss of or inability to obtain or maintain any of these technology or content licenses could result in delays in the introduction of new products or could force us to discontinue access to portions of our e-learning network until equivalent technology or content, if available, is identified, licensed and integrated. Furthermore, we may become subjected to legal claims related to licensed technology or content based on defamation, negligence, product liability, infringement of intellectual property or other legal theories.

Our intellectual property may become subject to legal challenges, unauthorized use or infringement, any of which could diminish the value of our products and services.

    Our success depends in large part on our proprietary technology. If we fail to successfully enforce our intellectual property rights, the value of these rights, and consequently the value of our products and services to our customers, could diminish substantially. It may be possible for third parties to copy or otherwise obtain and use our intellectual property or trade secrets without our authorization, and it may also be possible for third parties to independently develop substantially equivalent intellectual property.

    Litigation may be necessary in the future to enforce our intellectual property rights, to protect trade secrets or to determine the validity and scope of the proprietary rights of others. From time to time we have received, and may in the future receive, notice of claims of infringement of other parties' proprietary rights. Such claims could result in costly litigation and could divert management and technical resources. They could also delay product shipment or require us to develop non-infringing technology or enter into royalty or licensing agreements, which agreements, if required, may not be available on reasonable terms, or at all.

Our business does not generate the cash needed to finance our operations, and for that and other reasons we may need additional financing in the future, which we may be unable to obtain.

    Our business currently does not generate the cash needed to finance our operations. As a result, we may need additional funds to finance our operations, as well as to enhance our products and services, fund our expansion, respond to competitive pressures or acquire complementary businesses or technologies. In addition, poor financial results, unanticipated expenses or unanticipated opportunities that require capital commitments could give rise to additional financing requirements sooner than we expect. We may be unable to obtain financing on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, we may be unable to enhance our services, fund our expansion, respond to competitive pressures or take advantage of business opportunities and we may need to significantly restrict our operations. If we raise additional funds through the issuance of additional equity or convertible debt securities, the percentage ownership of our existing stockholders will be reduced, and the newly issued securities may have rights, preferences or privileges senior to those of our common stock.

A deterioration of general economic conditions may materially and adversely affect our business.

    Our revenues are subject to fluctuation as a result of general economic conditions. A significant portion of our revenues are derived from the sale of products and services to Fortune 1000 companies or government agencies, which historically have reduced their expenditures for education and training during economic downturns. Should the economy weaken in any future period, these organizations may reduce their expenditures on education and training, which could adversely affect on our business.

Risks Related to Our Industry

Our business depends on the increasing acceptance and use of the Internet, the lack of which could significantly reduce demand for our products and services.

    Our e-learning network depends on the increased acceptance and use of the Internet, both generally and as a means for the purchase and delivery of educational content. To the extent the acceptance and use do not continue to grow at current rates, we may be unable to develop a sufficiently broad base of business customers and our business may suffer. Demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty, and there exist few proven services and products. Our business would be seriously harmed if:

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  use of the Internet does not continue to increase or increases more slowly than expected;

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  the application service provider approach to developing and delivering learning content does not become more widely accepted;

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  the technology underlying the Internet does not effectively support future expansion that may occur; or

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  governmental regulation of the Internet increases.

We may not be able to adapt to the rapidly changing Internet technology and evolving industry standards.

    The e-learning market is characterized by rapidly changing technologies, frequent new product and service introductions, short development cycles and evolving industry standards. The introduction of new products and services embodying new technologies and the emergence of new industry standards may render our products and services obsolete. Our success depends on our ability to adapt to a rapidly changing landscape and to offer new products and services to address our customers' changing demands. We may experience difficulties that delay or prevent the successful design, development, introduction or marketing of our products and services. To the extent we in fact experience such delays, we may experience difficulty in attracting new customers and may lose some or all of existing ones.

Security and privacy breaches could subject us to litigation and liability and deter consumers from using our e-learning network.

    We could become subject to litigation and liability if third parties penetrate our e-learning network security or otherwise misappropriate our users' confidential information. Advances in computer capabilities, new discoveries in the field of cryptography or other technological events or developments could result in compromises or breaches of our security systems. Anyone who circumvents our security measures could misappropriate proprietary information or cause interruptions in our services or operations. We may be required to expend significant capital and other resources to protect against the threat of security breaches or to alleviate problems caused by breaches. Furthermore, to the extent that our commercial activities may involve the storage and transmission of proprietary information, such as personal information or credit card numbers, security breaches could expose us to a risk of loss or litigation and possible liability.

    The Internet is a public network, and data is sent over this network from many sources. In the past, computer viruses, software programs that disable or impair computers, have been distributed and have rapidly spread over the Internet. Computer viruses could be introduced into our systems or those of our customers or content providers, which could disrupt our e-learning network or make it inaccessible to users.

    A significant barrier to the widespread use of the Internet for applications such as training and education is the secure transmission of confidential information over public networks. Any well-publicized security breaches, whether on our Web site or on those of other companies, could deter people from using the Internet in general, or, specifically, from using it to conduct transactions that involve the transmission of confidential information. We cannot predict the extent to which transactions over the Internet will be, or will be perceived to be, secure against breaches by third parties. As a result, we cannot be certain the Internet ultimately will become widely accepted for commerce and communications.

Risks Related to this Resale Offer

Our stock price has been and may continue to be volatile.

    The trading price of our common stock has been and is likely to continue to be highly volatile. For example, during the 52-week period ended December 13, 2000, the price of our common stock ranged from $7.00 to $22.94 per share. Our stock price is subject to continued fluctuations in response to a number of factors, including:

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  actual or anticipated variations in quarterly operating results;

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  changes in financial estimates or recommendations by securities analysts;

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  conditions or trends in the Internet and educational service markets;

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  announcements by us or our competitors of technological innovations, new products or services;

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  announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

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  additions or departures of key personnel;

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  sales of our common stock; and

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  general market conditions.

    The stock market in general, and the market for Internet and technology companies in particular, recently has experienced extreme price and volume fluctuations that have been unrelated or disproportionate to the operating performance of many of the affected companies. These broad market and industry factors may depress our stock price, regardless of our operating performance.

    In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management's attention, which could seriously harm our business.

We have adopted antitakeover provisions that could make the sale of click2learn more difficult.

    Our certificate of incorporation and bylaws contain provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors. Included among these provisions are those providing for a staggered board, advance notice of stockholder proposals and nominations and restrictions on the persons that may call special stockholder meetings. These provisions may delay or prevent a change of control of click2learn, even if this change of control would benefit our stockholders.

USE OF PROCEEDS

    We will not receive any of the proceeds from the sale of the common stock offered in this prospectus. If the warrants described under "Selling Stockholder" are exercised for cash, then we would receive the proceeds from the exercise of the warrants.

SELLING STOCKHOLDER

    We are registering all 792,194 shares of common stock covered by this prospectus on behalf of the selling stockholder, Marshall Capital Management, Inc. The selling stockholder purchased 410,678 shares of common stock in a private placement transaction. The selling stockholder also received a warrant to purchase 205,339 shares of common stock at an exercise price of $14.61 per share and a warrant to purchase a maximum of 176,177 shares of common stock at an exercise price of $0.01 per share. We have registered the shares to permit the selling stockholder and its pledgees, donees, transferees or other successors in interest that receive their shares from the selling stockholder as a gift, partnership distribution or another nonsale-related transfer after the date of this prospectus to resell the shares when they deem appropriate.

    In the purchase agreements, the selling stockholder represented that it had acquired the shares for investment and with no present intention of distributing those shares. In addition, the selling stockholder represented that it qualifies as an "accredited investor" as such term is defined in Rule 501 under the Securities Act. We agreed in the purchase agreements to prepare and file a registration statement as soon as practicable and to bear all expenses other than fees and expenses of counsel for the selling stockholder and underwriting discounts and commissions and brokerage commissions and fees. Accordingly, in recognition of the fact that the selling stockholder, even though it purchased the shares without a view to distribution, may wish to be legally permitted to sell the shares when it deems appropriate, we filed with the SEC a registration statement on Form S-3, of which this prospectus forms a part. We have also agreed to prepare and file any amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until the earlier of the date on which the shares offered in this prospectus have been sold or may be resold by the selling stockholder without registration and without regard to volume limitations under Rule 144 of the Securities Act or any other rule of similar effect.

    Except as noted in the table below, the selling stockholder has not had a material relationship with us within the past three years except as a result of the ownership of the shares offered in this prospectus or other of our securities.

    The following table sets forth the name of the selling stockholder, the number of shares of common stock owned beneficially by it before and after this offering and the number of shares which may be offered pursuant to this prospectus. This information is based on information provided by the selling stockholder.

    Please be aware that the percentage of shares noted as beneficially owned is based on 17,871,530 shares outstanding as of December 13, 2000. In addition, shares of common stock subject to warrants are deemed outstanding for the purpose of computing the percentage ownership of the person holding such warrants, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The table assumes that the selling stockholder sells all of the shares offered by it in this offering. However, we are unable to determine the exact number of shares that actually will be sold or when or if such sales will occur.

    There are currently no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares are being registered to permit public secondary trading of the shares, and the selling stockholder may offer the shares for resale from time to time.

	Shares Beneficially Owned Prior to Offering			Shares Beneficially Owned After Offering(1)
			Number of Shares Being Offered
Name	Number	Percent		Number	Percent
Marshall Capital Management, Inc.(2)	1,701,032(3)	9.52%	792,194(4)	908,838	5.09%

(1)
Assumes the sale of all shares offered in this prospectus and no other purchases or sales of our common stock.

(2)
On September 30, 1999, we entered into an agreement with Marshall Capital Management in which Marshall Capital Management purchased 6,000 shares of our Series A Convertible Preferred Stock and certain warrants to acquire 580,646 shares of our common stock for an aggregate purchase price of $6,000,000 (the "Original Warrants"). The Original Warrants are exercisable for five years and have an exercise price of $9.30 per share. Pursuant to the transaction documents, upon effectiveness of a registration statement covering the resale of the underlying securities, the preferred stock converted automatically into 774,193 shares of our common stock.

(3)
Includes 580,646 shares of common stock issuable upon exercise of the Original Warrant.

(4)
Includes 381,516 shares of common stock issuable upon exercise of warrants granted in connection with the private placement in December 2000.

PLAN OF DISTRIBUTION

    The shares covered by this prospectus may be offered and sold from time to time by the selling stockholder or by its pledgees, donees, transferees or other successors in interest. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholder may sell its shares on the Nasdaq National Market or otherwise, at market prices or at negotiated prices. It may sell shares by one or more means of distribution including:

  •
  block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

  •
  over-the-counter distributions in accordance with the rules of the Nasdaq National Market;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

  •
  privately negotiated transactions.

    In connection with distributions of such shares or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholder. The selling stockholder also may sell our common stock short and redeliver the shares to close out such short positions. The selling stockholder may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer the shares under this prospectus, as supplemented or amended to reflect such transaction. The selling stockholder also may loan or pledge the shares to a broker-dealer, and, upon default, such broker-dealer may sell the pledged shares pursuant to this prospectus.

    In effecting sales, brokers, dealers or agents engaged by the selling stockholder may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the selling stockholder in amounts to be negotiated prior to the sale. The selling stockholder and such brokers and dealers and any other participating brokers and dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any commissions, discounts or concessions received by them, and any profits on the resale of shares sold by broker-dealers, may be deemed to be underwriting discounts and commissions under the Securities Act. We will pay all reasonable expenses incident to the registration of the common stock being offered by this prospectus, other than any legal fees of the selling stockholder and any selling expenses of the selling stockholder, including any commissions and discounts of underwriters, dealers or agents.

    In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholder may not sell any common stock described herein and may not transfer, devise or gift such securities by other means not described in this prospectus.

    The selling stockholder may agree to indemnify any agent, broker or dealer that participates in transactions involving shares of the common stock against certain liabilities, including liabilities arising under the Securities Act.

    At the time a particular offer of shares is made a prospectus supplement, if required, will be distributed. Such prospectus supplement will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other items constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed sales price to the public.

    We have the right, upon written notice to the selling stockholder, to require the selling stockholder to suspend open market offers and sales of the shares if our board of directors reasonably determines that there is a significant business purpose for such suspension. We have agreed to use our best efforts to limit such suspensions to two 30-day periods in any twelve-month period.

    We entered into a Registration Rights Agreement for the benefit of the selling stockholder to register for resale its common stock under applicable federal and state securities laws under certain circumstances and for a certain period of time. The Registration Rights Agreement provides for cross-indemnification of the selling stockholder and us and the selling stockholder's directors, officers and controlling persons against certain liabilities in connection with the offer and sale of the common stock, including liabilities under the Securities Act.

    The selling stockholder and other persons participating in the sale or distribution of the shares will be subject to the provisions of the Exchange Act and its associated rules and regulations, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholder and other such persons.

    The selling stockholder has acknowledged that it understands its obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and has agreed that it will not engage in any transaction in violation of such provisions.

LEGAL MATTERS

    Perkins Coie LLP, Seattle, Washington has provided click2learn.com, inc. with an opinion that the shares of common stock offered by this prospectus are duly authorized and, subject to issuance in accordance with the applicable purchase agreements, are validly issued, fully paid and nonassessable.

EXPERTS

    The consolidated balance sheets of click2learn.com, inc., and subsidiaries as of December 31, 1999 and 1998 and the consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999 and related financial statement schedule, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

    The following table sets forth the costs and expenses, other than underwriting discounts payable, by the registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

SEC registration fee	$2,511.00
Legal fees and expenses	$65,000.00
Accounting fees and expenses	$10,000.00
Miscellaneous fees and expenses	$30,000.00

Total	$107,511.00

Item 15. Indemnification of Directors and Officers

    As permitted by the Delaware General Corporation Law, our Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the us or our stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware's General Corporation Law (regarding unlawful dividends and stock purchases) or (iv) for any transaction from which the director derived an improper personal benefit. As permitted by the Delaware General Corporation Law, our Bylaws provide that (i) we are required to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, (ii) we may indemnify our other employees and agents to the extent that we indemnify our officers and directors, unless otherwise required by law, our Amended and Restated Certificate of Incorporation, our Bylaws or agreements, (iii) we are required to advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions and (iv) the rights conferred in the Bylaws are not exclusive.

    We have entered into Indemnification Agreements with each of our current directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our Amended and Restated Certificate of Incorporation and Bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Item 16. Exhibits

    The following exhibits are filed herewith or incorporated by reference herein:

4.1	Registrant's Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.04 of the Registrant's Registration Statement on Form S-1 (File No. 333-49037) ("Form S-1") and incorporated herein by reference.
4.2	Registrant's Bylaws (incorporated herein by reference to Exhibit 3.06 of the Form S-1).
4.3	Form of Specimen Certificate for Registrant's Common Stock (incorporated herein by reference to Exhibit 4.02 of the Form S-1).

4.4	Securities Purchase Agreement dated as of December 8, 2000 (incorporated herein by reference to Exhibit 4.1 of the Registrant's 8-K dated December 12, 2000).
4.5	Registration Rights Agreement dated as of December 8, 2000 (incorporated herein by reference to Exhibit 4.2 of the Registrant's 8-K dated December 12, 2000).
4.6	Form of Series A Warrant to purchase Common Stock (incorporated herein by reference to Exhibit 4.3 of the Registrant's 8-K dated December 12, 2000).
4.7	Form of Series B Warrant to purchase Common Stock (incorporated herein by reference to Exhibit 4.4 of the Registrant's 8-K dated December 12, 2000).
5.1	Opinion of Perkins Coie LLP regarding the legality of common stock.
23.1	Independent Auditors' Consent.
23.2	Consent of Perkins Coie LLP (included in Exhibit 5.1).
24.1	Power of Attorney (see page II-4).

Item 17. Undertakings

    A.  The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration fee" table in the effective registration statement.

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    B.  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    C.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Bellevue, State of Washington, on the 14th day of December, 2000.

click2learn.com, inc.
/s/ KEVIN OAKES
By:	Kevin Oakes

POWER OF ATTORNEY

    Each person whose individual signature appears below hereby authorizes John D. Atherly and Steven Esau, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this registration statement, including any and all post-effective amendments, and any related Rule 462(b) registration statement and any amendment thereto.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on the 14th day of December, 2000.

Signature	Title

/s/ KEVIN OAKES Kevin Oakes	President, Chief Executive Officer and Director (principal executive officer)
/s/ JOHN D. ATHERLY John D. Atherly	Vice President, Finance and Administration and Chief Financial Officer (principal financial and accounting officer)
/s/ BERT KOLDE Bert Kolde	Chairman of the Board
/s/ JAMES A. BILLMAIER James A. Billmaier	Vice Chairman of the Board
/s/ JOSEPH DINUCCI Joseph DiNucci	Executive Vice President and Director
/s/ SHELLEY HARRISON Shelley Harrison	Director

/s/ SALLY NARODICK Sally Narodick	Director
/s/ RONALD S. POSNER Ronald S. Posner	Director
/s/ JONATHAN D. KLEIN Jonathan D. Klein	Director

EXHIBIT INDEX

Exhibit Number
4.1	Registrants Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.04 of the Registrant's Registration Statement on Form S-1 (File No. 333-49037) ("Form S-1") and incorporated herein by reference.
4.2	Registrant's Bylaws (incorporated herein by reference to Exhibit 3.06 of the Form S-1).
4.3	Form of Specimen Certificate for Registrant's Common Stock (incorporated herein by reference to Exhibit 4.02 of the Form S-1).
4.4	Securities Purchase Agreement dated as of December 8, 2000 (incorporated herein by reference to Exhibit 4.1 of the Registrant's 8-K dated December 12, 2000).
4.5	Registration Rights Agreement dated as of December 8, 2000 (incorporated herein by reference to Exhibit 4.2 of the Registrant's 8-K dated December 12, 2000).
4.6	Form of Series A Warrant to purchase Common Stock (incorporated herein by reference to Exhibit 4.3 of the Registrant's 8-K dated December 12, 2000).
4.7	Form of Series B Warrant to purchase Common Stock (incorporated herein by reference to Exhibit 4.4 of the Registrant's 8-K dated December 12, 2000).
5.1	Opinion of Perkins Coie LLP regarding the legality of common stock.
23.1	Independent Auditors' Consent.
23.2	Consent of Perkins Coie LLP (included in Exhibit 5.1).
24.1	Power of Attorney (see page II-4).

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TABLE OF CONTENTS
FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
click2learn.com, inc.
RISK FACTORS
USE OF PROCEEDS
SELLING STOCKHOLDER
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX